Exhibit 1

FOR IMMEDIATE RELEASE
For more information, contact:
Vince Signorotti                                                  (760) 351-3050

                   CalEnergy Receives Back Payment from Edison
                For Power from Imperial County Geothermal Plants

         BRAWLEY, Calif. - March 1, 2002 -- CalEnergy Operating Corporation today received back payments from Southern California Edison for power CalEnergy produced during the state's energy crisis last year.

         David L. Sokol, chairman of MidAmerican Energy Holdings Company, an affiliate of CalEnergy, said, "We are gratified that this difficult issue is finally resolved for ourselves and the other providers of renewable energy in California. We are also pleased because with this payment, we are able to make royalty payments to our local landowners and pay vendors, who were also waiting to be compensated while Edison was withholding this revenue from us."

         Eight geothermal plants CalEnergy operates in Imperial County are under long-term contract to sell their output to Edison. From November 2000 until late March 2001, Edison did not make any payments for the geothermal energy CalEnergy was providing under contract for the utility's California customers. Despite the non-payment, CalEnergy and most other renewable generators continued to provide power to Edison. This helped to stabilize California's energy supply at a time of high natural gas prices and rolling blackouts.

         In June, Edison reached a written agreement with CalEnergy and other alternative energy generators in which it agreed to pay for energy going forward. Edison also agreed to make immediate partial payments on past-due amounts.

         "This is good news not only for us and our employees, but also for Imperial County and the future of clean, renewable energy in California," Sokol said. "We thank the community for its support and patience throughout this situation."

         CalEnergy is the largest taxpayer in Imperial County. With approximately 235 employees, it also is one of the county's largest private employers.

         CalEnergy petitioned the Imperial County Superior Court three times during Edison's period of non-payment -- first to be able to sell its power elsewhere because Edison had failed to pay, then to enforce the agreement for back payments, and finally to collect so-called "capacity bonus payments," one of three payment calculations specified in the companies' contract. The capacity bonus payment issue remains pending in the court and is unaffected by the payment.